Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Kornit Digital Ltd.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	ordinary shares, par value NIS 0.01 per share ("ordinary shares")	(1)	Other	4,106,824	$21.5550	$88,522,591.32	0.0001531	$13,552.81
Fees to be Paid	Equity	ordinary shares	(2)	Other	768,241	$21.5550	$16,559,434.76	0.0001531	$2,535.25

Total Offering Amounts:							$105,082,026.08		16,088.06
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$16,088.06

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Offering Note(s)

(1)	Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $21.555 per share, which represents the average of the high ($22.08) and low ($21.03) prices of the ordinary shares as reported on the Nasdaq Global Select Market on March 21, 2025. Ordinary shares appearing in this row are available for issuance pursuant to potential future grants under the 2025 Plan, including due to the roll-over of ordinary shares from the Kornit Digital Ltd. 2015 Incentive Compensation Plan (the “2015 Plan”) and the Kornit Digital Ltd. 2012 Share Incentive Plan (the “2012 Plan”), upon cancelation of awards under the 2015 Plan and/or 2012 Plan.
(2)	Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $21.555 per share, which represents the average of the high ($22.08) and low ($21.03) prices of the ordinary shares as reported on the Nasdaq Global Select Market on March 21, 2025. Ordinary shares appearing in this row are issuable upon vesting and settlement of Restricted Shares Units (RSUs) that are outstanding under the 2025 Plan.

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional ordinary shares that become issuable under the Kornit Digital Ltd. 2025 Share Incentive Plan (the “2025 Plan”) to prevent dilution resulting from any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of outstanding ordinary shares.